Exhibit 99.1

IntelGenx Acquires Full Ownership of High Dose Bupropion (CPI-300)

SAINT LAURENT, QUEBEC, May 11, 2010 - IntelGenx Corp. (IGX) (US:IGXT) (“IntelGenx”) today announced that it has acquired full rights to, and ownership of, CPI-300, a novel, high strength formulation of Bupropion hydrochloride (“HCl”), the active ingredient in Wellbutrin XL®. CPI-300 would be the only single pill, high strength, formulation of Bupropion hydrochloride on the market. At present, patients requiring a high dosage are prescribed multiples of the lower strengths of HCl tablets.

On May 7, 2010, IntelGenx executed a Project Transfer Agreement (“Agreement”) with Cary Pharmaceuticals Inc. (“Cary”), its former development partner, whereby Cary assigned its 50% ownership stake in CPI-300 to IntelGenx. Pursuant to the Agreement, IntelGenx and Cary (“the Parties”) have agreed to terminate the Collaborative Agreement entered into in November 2007 and the Parties further agreed that the CPI-300 project will be transferred and assigned to IntelGenx. In addition, Cary has assigned to IntelGenx all rights and interest in the regulatory approvals that Cary has or may have had, including the New Drug Application (“NDA”), and IntelGenx will be responsible for the costs associated therewith. IntelGenx will have full and complete authority with respect to the prosecution and/or amendment of the NDA and the commercialization of the product and/or the technology encompassed in the CPI-300 project. IntelGenx will also assume all obligations to, and responsibility for, the Biovail litigation, including the costs thereof. In addition to certain potential pre-commercialization payments, IntelGenx will pay Cary, upon commercialization of CPI-300, 10% of sales royalties received by IntelGenx and 3% of upfront payments received by IntelGenx should a distribution agreement be signed in the future.

“We are very excited to have acquired full control and ownership of CPI-300 at this critical juncture in the product’s development,” said Dr. Horst G. Zerbe, President and Chief Executive Officer of IntelGenx. “The manufacturing site change for the product has progressed as planned and engineering scale-up batches at Pillar5 have already been manufactured. In addition, we have a meeting scheduled with FDA in early June to address their complete response letter and clarify the required steps to obtain product approval. Finally, the Markman hearing in respect of the Biovail litigation is also scheduled for early June, and we remain optimistic for a positive outcome. The timing of this acquisition should yield substantial value to the company and its shareholders because we believe it is an excellent product that will become commercialized in the near future.”

All contracts previously entered into by the Parties prior to May 7, 2010 have been terminated.

Markman hearing:

A Markman hearing is a pre-trial hearing in a U.S. District Court during which a judge examines evidence from all parties on the appropriate meanings of relevant key words used in a patent claim, when patent infringement is alleged by a plaintiff. It is also known as a “Claim Construction Hearing”.

About IntelGenx Corp.:

IntelGenx Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, osteoarthritis and depressive disorders. More information is available about the company at www.intelgenx.com.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2009, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

Contacts:
IntelGenx Corp.
Dr. Horst G. Zerbe
President and CEO
+1 514-331-7440 (ext. 201)
+1 514-331-0436 (FAX)
horst@intelgenx.com
www.intelgenx.com